EXHIBIT 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS
Announces Fiscal Year EPS Growth of 9% and Adjusted EPS Growth of 11%
Record Closed Sales
Recurring Fee Revenue Growth of 9%
Board Approves 10% Increase in Annual Dividend to $1.32
LAKE SUCCESS, N.Y., August 9, 2016 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter of its fiscal year 2016. Results for the three and twelve months ended June 30, 2016 compared with the same period last year were as follows:

Fourth Quarter Fiscal Year 2016 Results:	Fiscal Year 2016 Results:
- Recurring fee revenues increased 7% to $649 million	- Recurring fee revenues increased 9% to $1.895 billion
- Total revenues increased 5% to $975 million	- Total revenues increased 8% to $2.897 billion
- Operating income increased 3% to $270 million	- Operating income increased 7% to $500 million
- Adjusted Operating income increased 3% to $279 million	- Adjusted Operating income increased 8% to $537 million
- Net earnings increased 3% to $170 million	- Net earnings increased 7% to $307 million
- Adjusted Net earnings increased 2% to $176 million	- Adjusted Net earnings increased 8% to $332 million
- Diluted earnings per share increased 4% to $1.40	- Diluted earnings per share increased 9% to $2.53
- Adjusted Diluted earnings per share increased 4% to $1.45	- Adjusted Diluted earnings per share increased 11% to $2.73
- Closed sales increased 46% to $57 million	- Closed sales increased 3% to $151 million
Richard J. Daly, President and Chief Executive Officer commented, “Broadridge reported record results for fiscal year 2016. Revenues rose 8% to $2.9 billion, led by 9% growth in recurring fee revenues, and Adjusted EPS increased 11% to $2.73.  I am especially pleased by the strong demand we saw for our products and services, as evidenced by $151 million of closed sales, an all-time high for Broadridge. We also continued to deploy capital to strengthen and grow our business, including the acquisition of DST’s North American Customer Communications business in July, which we expect will deliver significant strategic and financial benefits over a multi-year period.”

Mr. Daly added, “As a result of these strong results and our confidence in the strength of our business, the Board of Directors approved a 10% increase in our annual dividend amount to $1.32 per share.  I am proud to note that Broadridge has raised its dividend every year since becoming a public company in 2007.”

“Looking forward to fiscal year 2017, Broadridge is very well positioned to achieve the three year financial objectives we set out at the beginning of fiscal year 2015.  Our guidance for 2017 includes recurring fee revenue growth in the range of 29% to 31%, Adjusted EPS growth of 12% to 17%, and closed sales in the range of $140 million to $180 million,” Mr. Daly concluded.
Financial Results for Fourth Quarter Fiscal Year 2016
Revenues and Sales
Revenues for the fourth quarter of fiscal year 2016 increased 5% to $975 million, compared to $930 million for the prior year period. The $45 million increase was driven by: (i) higher recurring fee revenues of $43 million, or 7%; (ii) higher distribution revenues of $4 million, or 1%; and (iii) higher event-driven fee revenues of $3 million, or 6%. The positive contribution from recurring fee revenues reflected gains from Net New Business (3 pts), contributions from acquisitions (2 pts), and internal growth (2 pts). The Company defines Net New Business as recurring revenue from closed sales less recurring revenue from client losses.
Closed sales for the fourth quarter of fiscal year 2016 increased 46% to $57 million, compared to $39 million for the prior year period.
Operating Income
For the fourth quarter of fiscal year 2016:

•	Operating income was $270 million, an increase of $9 million, or 3%, compared to $262 million for the prior year period.

•	Operating income margin decreased to 27.7%, compared to 28.2% for the prior year period.

•	Adjusted Operating income was $279 million, an increase of $9 million, or 3%, compared to $270 million for the prior year period.

•	Adjusted Operating income margin decreased to 28.6%, compared to 29.1% for the prior year period.
The increase in Operating income and Adjusted Operating income was due to revenue growth. The 50 basis points decline in Operating income margin and Adjusted Operating income margin was primarily the result of higher corporate operating expenses, including severance costs and professional service fees, partially offset by higher segment pre-tax margins compared to the prior year period.
Net Earnings and Earnings Per Share
For the fourth quarter of fiscal year 2016:

•	Net earnings increased 3% to $170 million, compared to $166 million for the prior year period.

•	Adjusted Net earnings increased 2% to $176 million, compared to $172 million for the prior year period.

•	Diluted earnings per share increased 4% to $1.40, compared to $1.35 for the prior year period.

•	Adjusted Diluted earnings per share increased 4% to $1.45 from $1.40 for the prior year period
Diluted earnings per share and Adjusted Diluted earnings per share amounts in the current year period were positively impacted $0.01 per share and $0.02 per share, respectively, by a 1% decline in the number of weighted-average diluted shares outstanding to 121 million from 123 million for the prior year period.

Segment and Other Results for Fourth Quarter Fiscal Year 2016
Investor Communication Solutions
Investor Communication Solutions segment Revenues in the fourth quarter of fiscal year 2016 increased $38 million, or 5%, to $804 million, compared to $766 million in the prior year period. The increase was attributable to higher recurring fee revenues which increased $31 million, or 7%, higher event-driven fee revenues which contributed $3 million, and higher distribution revenues which contributed $4 million. Higher recurring fee revenues of 7% were driven by: (i) Net New Business primarily driven by increases in revenues from closed sales (3 pts); (ii) contributions from our recent acquisitions (2 pts); and (iii) positive internal growth (2 pts). Pre-tax margins increased by 50 basis points to 32.6% in the fourth quarter of fiscal year 2016, primarily due to: (i) earnings from higher recurring and event-driven revenues partially offset by (ii) higher operating expenses, and (iii) incremental operating and intangible amortization costs related to acquisitions.

Global Technology and Operations
Global Technology and Operations segment Revenues in the fourth quarter of fiscal year 2016 increased $12 million, or 7%, to $190 million, compared to $178 million in the prior year period. The increase was attributable to higher Net New Business (3 pts), internal growth from increased usage of products and services as well as higher trading activity, partially offset by contract renewals (3pts), and revenue from our recent acquisitions (1pt). Pre-tax margins increased by 260 basis points to 18.7% primarily as a result of (i) higher revenues from closed sales and internal growth, partially offset by (ii) incremental operating costs and the impact of recent acquisitions.

Other
Pre-tax loss increased by $15 million, or 74%, in the fourth quarter of fiscal year 2016 to $35 million from $20 million in the prior year period. The increased loss was mainly due to: (i) higher compensation expenses of $13 million, which included severance costs of $7 million, and (ii) professional services fees of $4 million, partially offset by (iii) a benefit from a reduction in the fair value of our obligation under contingent acquisition consideration arrangements of $4 million.

Additional Fourth Quarter Fiscal Year 2016 Events

Senior Notes Offering
On June 27, 2016, the Company completed an offering of $500 million in aggregate principal amount of unsecured senior notes. These senior notes will mature on June 27, 2026 and bear interest at an annual rate of 3.40%. The Company used a portion of the proceeds from the Fiscal 2016 Senior Notes offering to repay outstanding borrowings under its Fiscal 2015 revolving credit facility.

4sight Financial Software Acquisition
In June 2016, Broadridge acquired 4sight Financial Software, a global provider of securities financing and collateral management systems to financial institutions. The aggregate purchase price was $38 million.

Financial Results for Fiscal Year 2016
Revenues and Sales
Revenues for the fiscal year ended June 30, 2016 increased 8% to $2,897 million, compared to $2,694 million in the prior year. The increase was primarily driven by: (i) higher recurring fee revenues of $155 million, or 9%; (ii) higher distribution revenues of $54 million, or 7%; and (iii) higher event-driven fee revenues of $27 million, or 15%. The higher recurring fee revenues of $155 million reflected gains from Net New Business (4 pts), contributions from acquisitions (3 pts), and internal growth (1 pt). The increase in distribution revenues includes $19 million from acquisitions.
Closed sales for fiscal year 2016 increased 3% to $151 million, compared to $146 million in the prior year.
Operating income
For fiscal year 2016:

•	Operating income was $500 million, an increase of $33 million, or 7%, compared to $467 million in the prior year.

•	Operating income margin was unchanged at 17.3%, compared to the prior year.

•	Adjusted Operating income was $537 million, an increase of $40 million, or 8%, compared to $497 million in the prior year.

•	Adjusted Operating income margin was unchanged at 18.5%, compared to the prior year.
The increase in Operating income and Adjusted Operating income was due to: (i) higher revenues, partially offset by (ii) higher operating expenses including an $11 million increase in severance costs and a $7 million increase in amortization expense from acquired intangibles.
Net Earnings and Earnings Per Share
For fiscal year 2016:

•	Net earnings increased 7% to $307 million, compared to $287 million in the prior year.

•	Adjusted Net earnings increased 8% to $332 million, compared to $307 million in the prior year.

•	Diluted earnings per share increased to $2.53, compared to $2.32 in the prior year.

•	Adjusted Diluted earnings per share increased 11% to $2.73, compared to $2.47 in the prior year.
Net earnings and Adjusted Net earnings increased due to: (i) higher revenues and a slightly favorable effective tax rate in fiscal year 2016, partially offset by (ii) higher operating and non-operating expenses.
Diluted earnings per share and Adjusted Diluted earnings per share amounts were positively impacted $0.05 per share and $0.06 per share, respectively, by a 2% decline in the number of weighted-average diluted shares outstanding to 122 million from 124 million in the prior year.

Segment and Other Results for Fiscal Year 2016
Investor Communication Solutions
Investor Communication Solutions segment Revenues in fiscal year 2016 increased $190 million, or 9%, to $2,220 million, compared to $2,030 million in the prior year. The increase was attributable to higher recurring fee revenues which increased $109 million, or 10%, higher event-driven fee revenues which contributed $27 million, and higher distribution revenues which contributed $54 million. Higher recurring fee revenues of 10% were driven by: (i) contributions from our recent acquisitions (5 pts); (ii) higher Net New Business primarily driven by increases in revenues from closed sales (5 pts); and (iii) internal growth (1 pts). Position growth compared to the same period in the prior year, which is a component of internal growth, was 3% for annual equity proxy communications and 4% for mutual fund interims and was the primary driver behind internal growth. Higher event-driven fee revenues were the result of increased mutual fund proxy and corporate re-organization communications activity. Pre-tax margins decreased by 40 basis points to 18.4%, primarily due to (i) higher operating expenses and (ii) incremental operating and intangible amortization costs related to acquisitions, partially offset by (iii) earnings from higher recurring and event-driven revenues.

Global Technology and Operations
Global Technology and Operations segment Revenues in fiscal year 2016 increased $46 million, or 7%, to $738 million, compared to $693 million in the prior year. The increase was attributable to: (i) higher Net New Business from closed sales (3 pts); (ii) internal growth from increased usage of products and services as well as trading activity, partially offset by contract renewals (2 pts); and (iii) revenue from our recent acquisitions (1 pt). Pre-tax margins increased by 90 basis points to 18.3% primarily due to: (i) higher revenues from closed sales and internal growth partially offset by (ii) incremental operating costs and the impact of recent acquisitions.

Other
Pre-tax loss increased by $6 million, or 7%, in fiscal year 2016 to $79 million from $74 million in the prior year. The increased loss was mainly due to: (i) higher compensation expenses, which included increased severance costs of $9 million and (ii) an increase in interest expense, partially offset by (iii) a reduction in the fair value of our obligation under contingent acquisition consideration arrangements of $5 million.

Amounts presented throughout this release may not sum due to rounding.
Subsequent Events

Customer Communications Acquisition
In July 2016, Broadridge completed the acquisition of the North American Customer Communications business of DST Systems, Inc., expanding our product offerings in our Investor Communication Solutions segment.  This business will be integrated into our existing customer communications business and is now known as Broadridge Customer Communications. The aggregate purchase price was $410 million in cash, subject to customary working capital and other closing adjustments.
Dividend Declaration and Increase
On August 8, 2016, Broadridge's Board of Directors declared a quarterly dividend of $0.33 per share payable on October 1, 2016 to stockholders of record on September 15, 2016. This declaration reflects the Board's approval of an increase in the annual dividend amount by 10% from $1.20 per share to $1.32 per share, subject to the discretion of the Board of Directors to declare quarterly dividends. With this increase, the Company's annual dividend has increased for the ninth consecutive year since becoming a public company in 2007.
Fiscal Year 2017 Financial Guidance
The Company anticipates:

•	Recurring fee revenue growth in the range of 29% to 31%

•	Total revenue growth in the range of 43% to 45%

•	Adjusted Operating income margin of ~15%

•	Diluted earnings per share growth in the range of 9% to 14%

•	Adjusted Diluted earnings per share growth in the range of 12% to 17%

•	Free cash flows in the range of $350 million to $400 million

•	Closed sales in the range of $140 million to $180 million
Earnings Conference Call
An analyst conference call will be held today, Tuesday, August 9, 2016 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.
About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for banks, broker-dealers, mutual funds and corporate issuers. Broadridge’s investor and customer communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes on average over $5 trillion in equity and fixed income trades per day. Broadridge employs approximately 10,000 associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. GAAP except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted Diluted earnings per share, and Free cash flows. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.

The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s historical operating trends by providing an additional basis for comparisons to prior periods. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing performance. These adjusted measures exclude the impact of Acquisition Amortization and Other Costs, which represent the amortization of acquired intangibles as well as other transaction costs and certain integration costs associated with the Company’s acquisition activities. We exclude Acquisition Amortization and Other Costs from these measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes that these measures may be useful to an investor in evaluating the underlying operating performance of our business.

Free Cash Flows

In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flows to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions and other discretionary investments. Free cash flows is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures, software purchases and capitalized internal use software.

Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2017 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (the “2016 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-

looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2016 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; any material breach of Broadridge security affecting its clients’ customer information; declines in participation and activity in the securities markets; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information
Investors:
W. Edings Thibault
Head of Investor Relations
(516) 472-5129

Media:
Linda Namias
Senior Director, Corporate Communications
(631) 254-7711

Broadridge Financial Solutions, Inc.
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Revenues	$974.5	$929.6	$2,897.0	$2,694.2
Operating expenses:
Cost of revenues	586.3	555.1	1,975.9	1,828.2
Selling, general and administrative expenses	117.9	112.8	420.9	399.1
Total operating expenses	704.2	667.9	2,396.8	2,227.3
Operating income	270.3	261.8	500.3	466.9
Non-operating expenses, net	7.8	6.4	31.4	28.0
Earnings before income taxes	262.5	255.4	468.9	438.9
Provision for income taxes	92.5	89.5	161.4	151.8
Net earnings	$170.1	$165.9	$307.5	$287.1

Basic earnings per share	$1.44	$1.39	$2.60	$2.39
Diluted earnings per share	$1.40	$1.35	$2.53	$2.32
Weighted-average shares outstanding:
Basic	118.1	119.1	118.3	119.9
Diluted	121.1	122.6	121.6	124.0

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	June 30, 2016	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$727.7	$324.1
Accounts receivable, net of allowance for doubtful accounts of $2.3 and $3.8, respectively	453.4	444.5
Other current assets	108.0	92.8
Total current assets	1,289.1	861.4
Property, plant and equipment, net	112.2	97.3
Goodwill	999.3	970.5
Intangible assets, net	210.3	195.7
Other non-current assets	268.9	243.2
Total assets	$2,879.8	$2,368.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$133.2	$115.9
Accrued expenses and other current liabilities	352.2	320.4
Deferred revenues	82.7	72.6
Current portion of long-term debt	124.9	—
Total current liabilities	693.0	508.9
Long-term debt, excluding current portion	897.6	689.4
Deferred taxes	61.6	61.7
Deferred revenues	70.3	75.2
Other non-current liabilities	111.8	105.1
Total liabilities	1,834.3	1,440.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 118.3 and 118.2 shares, respectively	1.6	1.6
Additional paid-in capital	901.2	855.5
Retained earnings	1,297.8	1,132.0
Treasury stock, at cost: 36.2 and 36.3 shares, respectively	(1,116.9)	(1,040.4)
Accumulated other comprehensive loss	(38.2)	(20.9)
Total stockholders’ equity	1,045.5	927.8
Total liabilities and stockholders’ equity	$2,879.8	$2,368.1

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Years ended June 30,
	2016	2015	2014
Cash Flows From Operating Activities
Net earnings	$307.5	$287.1	$263.0
Adjustments to reconcile Net earnings to Net cash flows provided by operating activities:
Depreciation and amortization	52.6	49.3	46.8
Amortization of acquired intangibles	31.8	25.3	22.6
Amortization of other assets	26.6	29.7	28.0
Deferred income taxes	(5.9)	0.6	(11.6)
Stock-based compensation expense	43.1	38.6	34.6
Excess tax benefits from the issuance of stock-based compensation awards	(21.3)	(40.5)	(22.8)
Other	(4.6)	8.8	2.7
Changes in operating assets and liabilities:
Current assets and liabilities:
(Increase) decrease in Accounts receivable, net	(5.3)	(4.2)	19.1
(Increase) decrease in Other current assets	(12.5)	14.0	(2.3)
Increase (decrease) in Accounts payable	6.2	1.9	(26.8)
Increase in Accrued expenses and other current liabilities	69.6	30.6	36.6
Increase in Deferred revenues	2.9	7.1	5.8
Non-current assets and liabilities:
Increase in Other non-current assets	(59.5)	(45.3)	(38.4)
Increase in Other non-current liabilities	6.5	28.4	30.4
Net cash flows provided by operating activities	437.7	431.4	387.7
Cash Flows From Investing Activities
Capital expenditures	(57.7)	(50.3)	(40.3)
Software purchases and capitalized internal use software	(17.8)	(15.7)	(13.1)
Equity method investment	(4.9)	(7.5)	—
Acquisitions, net of cash acquired	(53.0)	(202.9)	(96.9)
Other investing activities	(3.4)	—	—
Net cash flows used in investing activities	(136.9)	(276.4)	(150.3)
Cash Flows From Financing Activities
Proceeds from Long-term debt	807.9	320.0	399.5
Repayments on Long-term debt	(475.0)	(155.0)	(400.0)
Dividends paid	(138.2)	(122.3)	(96.7)
Proceeds from exercise of stock options	24.8	62.1	49.5
Purchases of Treasury stock	(119.8)	(301.7)	(129.7)
Costs related to amendment of revolving credit facility	—	(1.9)	—
Costs related to issuance of bonds	(3.6)	—	(4.3)
Excess tax benefit from the issuance of stock-based compensation awards	21.3	40.5	22.8
Payment of contingent consideration liabilities	(8.9)	—	—
Net cash flows provided by (used in) financing activities	108.6	(158.3)	(158.9)
Effect of exchange rate changes on Cash and cash equivalents	(5.7)	(20.2)	3.1
Net change in Cash and cash equivalents	403.7	(23.5)	81.6
Cash and cash equivalents, beginning of fiscal year	324.1	347.6	266.0
Cash and cash equivalents, end of fiscal year	$727.7	$324.1	$347.6
Supplemental disclosure of cash flow information:
Cash payments made for interest	$26.7	$24.1	$17.1
Cash payments made for income taxes, net of refunds	$122.4	$85.4	$150.3
Non-cash investing and financing activities:
Increase in unpaid property, plant, equipment and software included in accrued expenses	$7.0	$0.8	$2.9
Increase in dividends payable	$3.6	$6.7	$3.7
Increase in acquisition related obligations	$5.9	$14.5	$—
Increase in unpaid deferred financing costs related to the issuance of bonds	$0.8	$—	$—
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

	Revenues
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
	($ in millions)
Investor Communication Solutions	$803.6	$765.8	$2,220.4	$2,030.2
Global Technology and Operations	189.7	177.6	738.0	692.5
Foreign currency exchange	(18.8)	(13.8)	(61.4)	(28.5)
Total	$974.5	$929.6	$2,897.0	$2,694.2

	Earnings (Loss) before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
	($ in millions)
Investor Communication Solutions	$262.0	$246.0	$409.1	$381.4
Global Technology and Operations	35.5	28.6	135.4	120.3
Other	(34.7)	(20.0)	(79.0)	(73.5)
Foreign currency exchange	(0.3)	0.8	3.4	10.7
Total	$262.5	$255.4	$468.9	$438.9

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Operating income (GAAP)	$270.3	$261.8	$500.3	$466.9
Acquisition Amortization and Other Costs	8.8	8.6	36.8	30.2
Adjusted Operating income (Non-GAAP)	$279.2	$270.5	$537.1	$497.2
Operating income margin (GAAP)	27.7%	28.2%	17.3%	17.3%
Adjusted Operating income margin (Non-GAAP)	28.6%	29.1%	18.5%	18.5%

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Net earnings (GAAP)	$170.1	$165.9	$307.5	$287.1
Acquisition Amortization and Other Costs	8.8	8.6	36.8	30.2
Tax impact of adjustment	(3.3)	(3.1)	(12.7)	(10.5)
Acquisition Amortization and Other Costs, net of taxes	5.5	5.5	24.2	19.8
Adjusted Net earnings (Non-GAAP)	$175.6	$171.5	$331.7	$306.9

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2016	2015	2016	2015
Diluted earnings per share (GAAP)	$1.40	$1.35	$2.53	$2.32
Acquisition Amortization and Other Costs, net of taxes	0.05	0.05	0.20	0.16
Adjusted Diluted earnings per share (Non-GAAP)	$1.45	$1.40	$2.73	$2.47

	Fiscal Year Ended June 30,
	2016	2015
Net cash flows provided by operating activities (GAAP)	$437.7	$431.4
Capital expenditures, software purchases and capitalized internal use software	(75.5)	(66.0)
Free cash flows (Non-GAAP)	$362.2	$365.4

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Diluted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flows
Fiscal Year 2017 Guidance
($ in millions)
(Unaudited)

Adjusted Earnings Per Share Growth Rate (1)
Diluted earnings per share (GAAP)	9% - 14% growth
Adjusted Diluted earnings per share (Non-GAAP)	12% - 17% growth

Adjusted Operating Income Margin (2)
Operating income margin % (GAAP)	~13.6%
Adjusted Operating income margin % (Non-GAAP)	~15%

Free Cash Flows
Net cash flows provided by operating activities (GAAP)	$470 - $550
Capital expenditures, software purchases and capitalized internal use software	(120) - (150)
Free cash flows (Non-GAAP)	$350 - $400

(1) Adjusted Diluted EPS growth (Non-GAAP) is adjusted to exclude the projected impact of Acquisition Amortization and Other Costs. Fiscal year 2017 Non-GAAP Adjusted Diluted EPS guidance estimates exclude estimated Acquisition Amortization and Other Costs, net of taxes, of approximately $0.31 per share.

(2) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Acquisition Amortization and Other Costs. Fiscal year 2017 Non-GAAP Adjusted Operating income margin guidance estimates exclude Acquisition Amortization and Other Costs of approximately $58 million.